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                                                                      EXHIBIT 12


                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                          (IN MILLIONS, EXCEPT RATIO)
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

EARNINGS:
Earnings from continuing operations before income taxes     $1,446
Interest expense                                               486
Amortization of debt premium and discount, net                  --
Portion of rents representative of an interest factor           67
                                                            ------
Adjusted earnings from continuing operations before
     income taxes and fixed charges                         $1,999
                                                            ======

FIXED CHARGES:
Interest expense                                            $  486
Amortization of debt premium and discount, net                  --
Portion of rents representative of an interest factor           67
Capitalized interest                                             2
                                                            ------
Total fixed charges                                         $  555
                                                            ======
RATIO OF EARNINGS TO FIXED CHARGES                             3.6
                                                            ======

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